Exhibit 8(b)

                                     MUSALEM
                             NOTARY PUBLIC'S OFFICE

                                                 [Illegible stamp and signature]

Record No. 15.516-2001                                               24-790 (12)

                             CREDIT OPENING CONTRACT

                                 BBVA BANCO BHIF

                                       AND

                         LQ INVERSIONES FINANCIERAS S.A.

IN SANTIAGO DE CHILE, on December 26, 2001, the parties individualized hereinbelow have appeared in my presence, MARTIN VASQUEZ CORDERO, deputy Notary Public acting on behalf of Mr. JOSE MUSALEM SAFFIE, head of the 48th Notary Public's Office in Santiago, domiciled at # 770 Huerfanos street, 3rd floor, as provided under Executive Order No. 539 of the Court of Appeals Chairman's Office, dated November 5, 2001, formally registered under No. 13.441 on November 8, 2001 and in compliance with provisions under Article 177 in Organic Law No.
18.700 on voting and counting of votes, dated 1988:

Mr. LUIS FERNANDO ANTUNEZ BORIES, a Chilean citizen, married, civil engineer, National Id. Card No. 6.926.972-9 and Mr. FRANCISCO PEREZ MACKENNA, a Chilean citizen, married, commercial engineer, National Id. Card No. 6.525.286-4, both of them hereby acting on behalf, as it shall be duly evidenced, of LQ INVERSIONES FINANCIERAS S.A., an investment company, Tax Id. No.96.929.880-5, all the aforementioned domiciled at # 20 Enrique Foster Sur Street, Floor 14, Las Condes District, hereinafter, indistinctly referred to as "the Debtor" on the one hand; and Mr. GUILLERMO EDUARDO BOIZARD PIWONKA, a Chilean citizen, married, civil engineer, National Id. Card No. 6.695.031-K and Mr. PATRICIO SAAVEDRA FAINE, a Chilean citizen, married, commercial engineer, National Id. Card No. 7.410.382-0, both of them in the capacity of principals and acting on behalf, as it shall be duly evidenced, of BBVA BANCO BHIF, a banking corporation, all the aforementioned of legal age and domiciled at #1234 Huerfanos Street, Santiago, hereinafter indistinctly also referred to as "the Bank", whom I hereby declare to know and who have represented as follows:

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ONE: BBVA Banco BHIF has agreed to grant LQ Inversiones Financieras S.A., for the purposes referred to and explained hereinbelow, a loan for as much as 1,640,000 Unidades de Fomento(1) in its equivalent in Chilean Pesos.

TWO: Loan Surety. The credit subject matter of this contract shall be secured by means of a pledge on securities regulated by Law No. 4.287, granted in favor of BBVA Banco BHIF on stocks owned by Debtor in Banco de Chile and/or SM-CHILE S.A.- series B and/or Banco de A. Edwards, hereinafter also referred to as "the Companies".

THREE: Credit Disbursement. Disbursement of this loan shall be carried out upon subscription of the relevant promissory note, before 2:00 p.m., Chilean time, on the day Debtor duly complies, at BBVA BANCO BHIF's satisfaction, with all and every terms and conditions set forth under this contract.

Terms for Disbursement: Debtor shall comply with the following joint requirements, which shall be deemed as conditions precedent to the subscription of this contract and Disbursement of the relevant loan:

One: A pledge on stock owned by the Debtor in Banco de Chile and/or Banco de A. Edwards, that by virtue of their current market price accounts for an amount equivalent to 150 per cent of the disbursed amount, must be granted in favor of the Bank . The aforementioned surety shall be granted by means of a public deed formalized on today's date at this Notary Public's office and shall be registered under record No.15.515 and under the relevant Stockholder Registers prior to Disbursement.

Two. Upon Disbursement, Debtor shall have complied with payment of all and every expenses and taxes, including the stamp tax, related to the Credit Opening Contract evidenced herein or to subscription of the promissory note inherent to Disbursement.

Three. Debtor shall issue a promissory note to the name of the Bank for the purposes of documenting the amount disbursed. The terms of the aforesaid note shall be those provided under the form formally registered on a joint basis with this deed, as Exhibit A. The aforementioned note shall account as the single and unique document aimed at the collection of the loan granted by means of this contract, as this instrument represents the agreement by virtue of which the terms and conditions as per which the Bank shall grant the relevant loan to Debtor, which - as mentioned hereinabove - shall be documented by subscribing a promissory note. Consequently, it is hereby stated that no amounts shall be collected based upon this contract but only based upon the note that shall be subscribed. Notwithstanding the aforementioned, this contract may be subject to a proceeding, jointly with the relevant note, should the Bank decide to exercise its entitlement to accelerate or request the advanced repayment of the loan as provided under Clause Six hereunder. Should the note documenting the loan or disbursement be lost, the procedure set forth by Law No. 18.092 for such particular cases shall be observed, as a result of which the Bank shall resort to this credit contract so as to certify the existence of the missing document. Likewise, should the aforementioned note expire, the Bank shall also resort to this contract. On the other hand, and since this instrument accounts for a Credit Opening Contract, the relevant stamp tax shall exclusively be levied on the note by means of which the Disbursement shall be documented.

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(1)   Unidad de Fomento - UF - a Chilean, non-physical indexed monetary unit.


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

Four. Upon Disbursement, Debtor shall not be subject to any failure of any condition regarding any of the obligations undertaken as a consequence of this instrument.

Five. Upon Disbursement there shall not exist any Material Adverse Effect, being it construed by this contract as that event able to result in a relevant and adverse consequence on businesses, assets, operations or financial condition of Debtor, in such a way that it prevents the latter from complying with the payment obligations resulting from the note documenting the Disbursement amount, or, likewise, should a severely adverse situation occur at local and/or foreign financial markets, which may not be attributed to the Bank, that would render the disbursement(s) subject matter of this contract unfeasible or unachievable.

Six. Upon Disbursement, there should be no pending trial, investigation or procedure that might have a Material Adverse Effect on businesses, financial or other condition, operations, compliance or properties of Debtor and/or the Companies, that would jeopardize Debtor's credit ability.

Seven. Upon Disbursement, Debtor, in its capacity of Requesting Party, shall have granted a stand-by letter of credit with BBVA NY and to the name of the Bank. For all relevant purposes, the aforesaid letter of credit shall be deemed as an integral part of this contract and shall bear the following characteristics: a) Irrevocable; b) Severable; and c) Non transferable, aimed at securing full and total compliance with the obligations undertaken by Debtor by virtue of this contract. Effectiveness of the aforementioned letter of credit shall be, at least, three (3) years as of date of disbursement, and it shall be payable upon simple report from Payee that Debtor has failed with the obligations subject to by virtue of this instrument and the relevant note. Basically, the terms of the stand-by letter of credit shall be those specified under the form jointly formally registered with this deed as Exhibit B, which is deemed to be an integral part of this contract for all relevant purposes.

FOUR: PAYMENTS. a) Loan Repayment Conditions: Subject to this contract, the Bank shall grant Debtor a loan in Unidades de Fomento, according to its equivalent in Chilean Pesos, as per the official rate of exchange on the date of actual payment or relevant due date, should the latter be higher and should payment be performed later than the corresponding due date. The loan disbursed by the Bank and granted to Debtor by virtue of this contract shall be fully repaid within a maximum term of 360 days as of subscription thereof. Consequently, due date shall be December 21, 2002, otherwise, the aforesaid term shall be automatically renewed for equal and successive periods of time for a maximum of three (3) years, provided, however, that Debtor evidences full compliance with the financial statements referred to under clause six and seven herein within the 10-day term prior to the relevant due date. b) Rate of Interest: The Disbursement made by the Bank by virtue of this credit opening contract shall accrue - as of subscription of this contract and until repayment of principal - the 360-day TAB bank rate of interest, plus 1.385 percentage points, as released by Asociacion de Bancos e Instituciones Financieras de Chile A.G. (Chilean Association of Banks and Financial Institutions) and published in El Mercurio Journal or in any other newspaper published in Santiago de Chile at the beginning of every interest determination period as specified hereinbelow; should the first day of the interest determination period fall on a non-banking day or on a working day immediately following a non-banking day, the TAB rate published on the immediately previous banking day shall be used. The TAB banking rate of interest shall be construed as the rate determined on a banking daily basis by Asociacion de Bancos e Instituciones Financieras de Chile A.G. for 360-day UF-indexed operations as provided under the


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

Regulation published on the Official Gazette on August 22, 1992 and modifications thereto. Interest determination periods shall be construed as the annual 360-day periods that, in the case of the earliest and provided that the term agreed for this loan is renewed, shall begin on the date of the relevant disbursement and in the case of further periods, if applicable, shall begin at the end of the previous period. Every TAB banking rate determined by Asociacion de Bancos e Instituciones Financieras de Chile A.G. shall be sufficiently evidenced by the publication thereof in El Mercurio journal or in any other newspaper published in Santiago de Chile. Should, for any reason and in any manner whatsoever, such interest rate determination or means of publication of the TAB banking rate be challenged or impeached or should for any reason whatsoever the aforementioned publication fail to be carried out, the TAB banking rate to be applied during the term of this contract or the challenged TAB banking rate shall be corroborated by means of the certification released for such purposes by Asociacion de Bancos e Instituciones Financieras de Chile A.G. Should, for any reason whatsoever, Asociacion de Bancos e Instituciones Financieras de Chile A.G. fail to determine or release any applicable TAB banking rate through any of the aforementioned means, the TAB rate determined for the last immediately previous working day shall be used for replacement purposes. Should the TAB banking rate cease to exist, the applicable rate shall be that determined by Asociacion de Bancos e Instituciones Financieras de Chile A.G. for replacement purposes or the average rate charged by Banco de Credito e Inversiones, Banco Santiago, Banco del Estado, Banco Santander and Citibank for placements of amounts and terms equivalent to the loan subject matter of this contract, whichever is higher upon the Bank's discretion. The publications and certifications referred to in the paragraphs hereinabove, which may be published in any written means, shall be deemed as integral parts of this instrument for all legal purposes and, particularly, for settlement of the loan. Debtor hereby accepts the testing and checking procedures for variable rates of interest referred to hereunder as valid, sufficient and definite for determining the aforementioned rates of interest. Interests shall be calculated based upon a 360-day year, multiplied by the exact number of days elapsed during the interest period. c) Payment of Interests. Interests shall be paid on an annual, due-date basis. The first interest payment shall be made within the 360 days following subscription of this contract, consequently, interests shall be paid on December 21, 2002 and the remaining interests, if applicable, shall be paid every 360 days as of due date of the prior period of interests. Should interest payment fall on a non-working day, payment shall be carried out on the following working day. Interests failing to be paid on the corresponding due date shall be compounded as per the relevant legal norms, regardless of the entitlement of the Bank related to immediately requiring total repayment of the outstanding obligation as per the terms and conditions set forth hereinbelow. Payment of every interest installment and payment of principal upon due date shall be carried out at any branch of BBVA Banco BHIF, before 2:00 p.m. of the relevant due date. Failure to timely and fully pay any of the interest installments of the obligation shall entitle BBVA Banco BHIF to immediately require total payment of the outstanding obligation as if it had fallen due, which shall accrue the corresponding interest as of day of delinquency or mere delay and until full and actual payment thereof as effective along during the delinquency period or simple delay at their different stages, plus fifty per cent (50%). The applicable penal interest shall be calculated on the total obligation or on the outstanding balance. It is expressly stated that should a judicial collection procedure be involved, Debtor shall be liable for evidencing payment of owed amounts. BBVA Banco BHIF shall be entitled to immediately request payment of the note and/or any other obligation of Debtor, including interests based upon the penal rate referred to hereinabove, should Debtor incur in any of the acceleration causes provided hereunder.


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

FIVE: STATEMENTS. Debtor hereby states the following: a) That Debtor is a legally incorporated and effective corporation under the laws of the Republic of Chile and that it counts on all and every validly issued powers of attorney and that it has adopted all the agreements required to subscribe and execute this contract. b) That this contract does not represent any violation to the legislation applicable to Debtor or its by-laws or the contracts it is currently a party of. c) That it does not require any government or third-party authorization or certification for the subscription, effectiveness and enforceability of this contract which was not already obtained prior to the subscription thereof. d) Debtor is not aware of and there is no reason to think that there might be any actions of a legal, administrative or any other nature whatsoever filed to date or to be filed against Debtor or of any situation that might have an adverse and major impact on the financial condition or the operations or that might affect the validity or fulfillment of the obligations Debtor undertakes by virtue of this contract. e) That to date Debtor fails to have any due secured debt of a tax, social security or labor nature. f) That all information made available for the purposes of granting this loan is truthful, valid and accurate, including, among others, the financial statements of Debtor and all and every affiliates thereof. g) That it shall subject to the applicable civil and commercial legislation, being there no immunities on that respect. h) That the legal documentation provided as a result of this contract complies with the Law for all purposes of enforceability in Chile, and that all applications have been granted and taxes have been duly paid. i) That it shall subject to the applicable civil and commercial legislation, being there no immunities on that respect. The parties hereto hereby jointly state that all the loan documentation, both this contract and the note documenting disbursement thereof, is legal, valid and mandatory for both parties according with the terms and conditions set forth therein.

SIX. UNDERTAKING. Debtor hereby undertakes as follows: a) Submitting, prior to disbursement, its balance sheet as of December 31, 2000. b) Submitting, on an annual basis, the balance sheet as of December 31 of the previous year, on April 30 at the latest. c) Submitting a copy of the quarterly FECU within the 10 working days following submittal thereof at Superintendence of Securities and Insurance. d) Upon request of the Bank, certifying by means of a letter signed by the General Manager that the company has timely complied with its tax, social security and labor obligations. e) Upon request by the Bank, providing the Bank with the information required for the proper application of provisions related to individual credit limits. f) Reporting to the Bank of any modification the company might be subject to within 10 days as of its occurrence, providing the relevant background for such purposes. g) Informing the Bank, within the 10 working days following getting acquainted with any action or claim filed against at any court, public or private, organ or arbiter that might substantially affect Debtor and/or the rights of creditors. h) Keeping every year, as of December, a Minimum Net Worth amounting to UF 9,500,000, as evidenced on line
5.24.00.00 "Total Net Worth" in the FECU submitted as of every year closing date. i) The company shall at least keep a 50.01% stake in Banco de Chile or in the new bank resulting from the merger of the former and Banco de A. Edwards. In turn, Debtor's major stockholder shall be Quinenco S.A. and the latter shall belong to Grupo Luksic either directly or indirectly. For the purposes of this contract, "Grupo Luksic" shall be construed as comprising as follows: the companies the final major stockholders of which, either directly or indirectly, are any of the following individuals: Andronico Luksic Abaroa, Andronico Luksiv Craig, Guillermo Luksic Craig or Jean Paul Luksic Fontbona.

SEVEN. CAUSES FOR ACCELERATION. The Bank shall be entitled to terminate this contract and have all and every terms granted to Debtor for payment of its obligations expired, as a consequence of which it shall be entitled to request repayment of all and


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

every credit as if they had fallen due and hence collecting every outstanding amount, should Debtor incur in any of the situations specified hereinbelow, regardless of any other entitlements as a creditor: a) Failure from Debtor to pay on a fully and timely basis any of the interest and/or principal installments related to any of the obligations undertaken with the Bank or any other amount owed thereby to the Bank by virtue of this instrument. b) Failure from Debtor to fully and timely comply with any of the obligations related to granting, undertaking or failing to undertake different from the payment obligations inherent to this contract and those involving special terms agreed upon or to be agreed upon in the future with the Bank, Debtor failed to comply with within a 30-day term as of requirement therefor. c) Failure from debtor to fully and timely repay any debt amounting to a sum equivalent to USD 10 million, held by Debtor with any third party, either upon the relevant due date or by virtue of the occurrence of any cause for acceleration. d) Debtor releasing or assigning its property to creditors; or should the creditor or one or more of its creditors request filing for bankruptcy or file judicial or extrajudicial settlement proposals; or should through prejudicial precautionary measures seizures, retentions or prohibitions to hold contracts or agreements are established against Debtor regarding the properties thereof accounting for a major portion of its assets, or should auditors be appointed, or should any event differing from those specified above that evidences major insolvency from Debtor. e) Should Debtor sell its entire stake at Banco de Chile or Banco de A. Edwards or at the Banco de Chile resulting from the merger of the two banks referred to hereinabove without the prior and express authorization from the Bank. f) Should the statements made by Debtor as part of this instrument happen to be false or purposely inaccurate or mistaken. In the event of involuntary error or inaccuracy, Debtor shall correct the information so provided within the 5-working day term following the date on which such situation was reported. g) The ratio between the granted stock surety and the debt acquired by virtue of this instrument shall not be lower than 1.5 times. Should, as a result of lower stock market prices of the pledged shares the aforementioned ratio drop below
1.3 times, Debtor shall, within the 15 working days following the written report from the Bank whereby the occurrence of such situation is informed to Debtor, have the value of the surety regain its original 1.5-time level by pledging further stocks of the Companies or by paying the amount required for such purposes in advance, in compliance with what provided under clause eight hereinbelow. Should the aforesaid fail to be accomplished, the Bank shall be entitled to accelerate the loan on an immediate basis. At all events, should the aforementioned ratio rise to 1.7 times, the Bank shall release the necessary stocks and render them back to Debtor so that the relevant ratio regains its regular 1.5-time level. For these purposes, the Bank shall deem that the unit value of the pledged stocks shall be the average stock transaction value at the Santiago Stock Exchange corresponding to the latest 30 working days immediately prior to the date considered by the Bank for this measurement. The aforesaid restriction shall be applicable as of July 2002. h) Should advanced payments be made regarding obligations undertaken with other creditors while being in noncompliance with the payment obligations stemming from this contract. i) Should Debtor's individual Financial Debt and total Assets rate be lower than
0.45 times and should Debtor fail to overcome such situation within the following 30-day term. This restriction shall be applicable as of July 2002. j) Should Debtor incur in failure with regard to any current or future obligation by virtue of loan contracts subscribed with BBVA Banco BHIF or other financial institutions and should such failure fail to be corrected within the 10-day term following date of occurrence. The aforementioned term shall not be applicable in the event the failure is related to interest payment and/or principal repayment obligations. k) Should acceleration of any other loan contract or money obligations of Debtor take place, the amount of which exceeds USD 5 million and provided that such situation affects solvency thereof. l) Should Debtor undertake any privileged credits in


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favor of any third parties in the future, as a result of which the obligations undertaken thereby as a consequence of this contract fail to have a "pari passu" nature among themselves and regarding other obligations undertaken by Debtor, that is to say, failing to encompass a similar treatment in what refers to concurrence of payment thereof in case of Debtor's insolvency and/or involving granting its current creditors, with the exception of the loan granted to Debtor by Banco Santiago evidenced by a public deed formalized on December 15, 2000 at Santiago Notary Public's Office of Mr. Rene Benavente Cash or its eventual creditors, collaterals or reductions in due dates implying significant detriment to the Bank's before those other creditors, with respect to the loan contract fulfillment and/or the note thereof and the sureties granted to their name, unless that jointly with the collaterals or due date reductions granted in favor of third parties, debtor grants equivalent collaterals or due date reductions in favor of the Bank. As to the aforementioned loan contract granted by Banco Santiago, the parties hereby expressly agree that at no events it shall be modified in the sense that it improves the current condition of such credit and Bank before BBVA Banco BHIF and this instrument and the note documenting Disbursement thereof.

EIGHT: ADVANCED PAYMENTS. Debtor shall be entitled to pay the loan granted by virtue of this contract in advance on a partial or total basis and the Bank shall only collect the interests accrued to the date of such advanced payment, provided that the joint conditions specified hereinbelow are complied with: a) That advanced payment is carried out on any of the dates scheduled for payment of interest. b) That Debtor notifies its intention to make an advanced payment at least five (5) banking days in advance by means of a letter addressed to the Bank, whereby the amount to be payable in advance shall be specified. c) Should advanced payment be a partial one, the total amount payable in advance shall not be lower than a figure equivalent to UF 3,000. Should advanced payment be certified prior to compliance with all the requirements specified hereinabove, Debtor shall pay the cost of the advanced payment equivalent to the figure resulting from multiplying the outstanding balance of the credit by the positive rate differential resulting between the fund cost rate effective for the operation, less the borrowing rate of bank deposits carried out on the Santiago Stock Exchange session for the period comprised between the advanced payment date and the following payment of interests. The amounts paid in advance shall not entitle Debtor to request any further disbursements as a result of the amounts paid in advance.

NINE: LOAN ASSIGNMENT. The Bank shall be entitled to assign and transfer to other banks, either domestic or foreign, all or a portion of its rights and obligations stemming from this contract, on a joint basis with the note documenting the loan granted by virtue thereof. At no events the aforementioned assignment shall result in the collection title of the assigned obligations to be doubled or to account for any further cost for Debtor. Neither shall the Bank assign or transfer the relevant note by causally disentailing it from this contract.

TEN: DOMICILE, APPLICABLE LAW AND JURISDICTION OF COURTS OF LAW. For all the purposes of this instrument, the appearing parties, based upon the representation they are hereby acting with, shall be subject to the Chilean legislation, further they establish their domicile in the district of Santiago and change venue before their Courts of Justice.


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ELEVEN: FEES. By means of this credit opening, Debtor undertakes to pay to the
Bank a fee equivalent to 0.3%, payable within the 10-working day term following subscription of this contract.

TWELVE: EXPENSES. All and every taxes and expenses stemming from this contract shall be exclusively born by Debtor. Moreover, Debtor hereby irrevocably entitles the Bank to debit the aforementioned taxes and expenses from the current accounts held by the former at this banking institution.

Representations: The power of Mr. Guillermo Eduardo Boizard Piwonka and Mr. Patricio Saavedra Faine to act on behalf of BBVA Banco BHIF is evidenced by means of public deeds dated January 12, 2000 and November 12, 1997, respectively, both of them granted before the Santiago Notary Public's Office of Mr. Jose Musalem Saffie, which are not attached hereto for the authenticated Notary Public is already acquainted therewith. The power of Mr. Francisco Perez Mackenna to act on behalf of LQ Inversiones Financieras S.A. is evidenced by means of a public deed dated December 21, 2000, granted before the Santiago Notary Public's Office of Mr. Rene Benavente Cash, which is not attached hereto for the authenticated Notary Public is already acquainted therewith. In witness whereof, the parties sign this document having one single date and effect. This sheet corresponds to the CREDIT OPENING CONTRACT deed subscribed by BBVA BANCO BHIF and LQ INVERSIONES FINANCIERAS S.A. Counterparts are provided.

In witness whereof I have hereunto affixed my hand and seal.

(Signature illegible)
By proxy LQ INVERSIONES FINANCIERAS S.A.
National Id. Card No. 6.926.972-9

(Signature illegible)
By proxy LQ INVERSIONES FINANCIERAS S.A.
National Id. Card No. 6.525.286-4

(Signature illegible)
By proxy BBVA BANCO BHIF
National Id. Card No.

(Signature illegible)
By proxy BBVA BANCO BHIF
National Id. Card No.

(Signature illegible)


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